Exhibit 3.1
                                                                 -----------



                    CERTIFICATE OF INCORPORATION OF

              TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.


         under the General Corporation Law of the State of Delaware



     THE UNDERSIGNED, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does hereby certify and set forth:

     [1]  The name of the Corporation is:

              TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.

     [2] The address of its registered office within the State of Delaware and the name of its registered agent at such address is as follows:

                       Incorporating Services, Ltd.
                           15 East North Street
                          Dover, Delaware 19901
                              County of Kent

     [3] The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

          The powers, rights and privileges provided in this certificate are not to be deemed to be in limitation of similar, other or additional powers, rights and privileges granted or permitted to a corporation by the General Corporation Law, it being intended that this Corporation shall have all the rights, powers and privileges granted or permitted to a corporation by such statute.

     [4] The aggregate number of shares which the Corporation shall have the authority to issue is twenty million [20,000,000] shares, common stock, each having $ .0001 par value, and five million [5,000,000] shares preferred stock, each having $ .0001 par value.

          Preferred shares shall have all rights, designations and preferences as may be set forth by the Board of Directors.



     [5] The name and mailing address of each Incorporator is as follows:

                   NAME                    ADDRESS
                   ----                    -------

                Jerry Joseph               7120 N.W. 44th Court
                                      Lauderhill, Florida 33319

     [6] In furtherance, and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, or repeal the By-Laws of the Corporation.

     [7] Elections of the Directors need not be by written ballot unless the By-Laws of the Corporation shall so provide. Meetings of the stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept [subject to any provision contained in the statutes] outside the State of Delaware at such place or places as may be designated, from time to time, by the Board of Directors, or in the By-Laws of the Corporation.

     [8] The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     [9]  The Corporation expressly elects not to be governed by
Section 203 of the General Corporation Law of the State of
Delaware.

     [10] The Corporation, to the fullest extent permitted under the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, shall indemnify any and all persons whom it shall have power to indemnify from and against any and all of the expenses, liabilities or other matters referred to in, or covered by, said General Corporation Law. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or directors, or otherwise, both as to action in his official capacity and as to action in any other capacity while holding such office. The indemnification provided for herein shall continue as to a person who has ceased to be a director, officer, employee or agent of the corporation, and shall inure to the benefit of the heirs, executors and administrators of such person.

          The personal liability of any Director of the Corporation, to the Corporation itself, or to its Shareholders, for damages for any breach of duty in such capacity is hereby eliminated; except that such personal liability shall not be eliminated if a judgment or other final adjudication adverse to such Director establishes that his acts or omissions were in bad faith, or involved intentional misconduct, or a knowing violation of law, or that he personally gained, in fact, a financial profit or other advantage to which he was not legally entitled, or that his acts violated any relevant Section of the General Corporation Law.

          I, THE UNDERSIGNED, being the Sole Incorporator, herein before named, do make, file and record this certificate, hereby certifying that this is my act and deed and that the facts herein stated are true, and accordingly do hereunto set my hand this 21st day of August, 1991.



                        /s/ JERRY JOSEPH
                --------------------------------
                Jerry Joseph, Sole Incorporator

                      7120 N.W. 44th Court
                    Lauderhill, Florida 33319